UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

AURA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10541 Ashdale St.

Stanton, CA 90680

(Address of principal executive offices)

(310) 643-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On March 26, 2018, Aura Systems, Inc., a Delaware corporation (the “Company”), terminated an agreement (the “Agreement”) that it entered into on August 24, 2017 with BetterSea LLC, a Wyoming corporation (“BetterSea”). The sole member of BetterSea is Zvi Kurtzman, who is a former chief executive officer of the Company. The Securities and Exchange Commission (“SEC”) has barred Mr. Kurtzman from acting as a director or officer of the Company. The Company believes that there is a legal basis for concluding that the agreement is void and therefore has no further obligations to BetterSea. Mr. Kurtzman disputes the Company’s authority to terminate the agreement.

The Agreement called for BetterSea to provide services to the Company, including advising and assisting the Company in reorganizing its debt structure; identifying potential sources for new investments; helping the Company with presentations to potential investors; providing technical and sales support for government grants; helping the Company in forming joint ventures; preparing materials for a shareholder meeting; providing image-management services; and providing additional services to the Company.

Pursuant to the Agreement:

•	The Company agreed to use best efforts to pay BetterSea what the Agreement called an unpaid past due balance of $268,617.00 for work performed from December 15, 2015 to March 10, 2017. The Agreement required the Company to make minimum monthly payments of $10,000 to repay this amount. The unpaid balance would accrue simple interest equivalent to 10% per year.

•	The Agreement stated that, if the Company completed a 1:7 reverse stock split, the Company would issue to BetterSea a number of shares of the Company’s common stock equal to 4.0% of the Company’s outstanding common stock calculated on a reverse-split, fully diluted basis.

•	The Company agreed to pay BetterSea for time actually expended performing services for the Company at the hourly rates then in effect. The hourly rates at the time of the Agreement for such services ranged from $250 per hour for the principals to $100 per hour for clerks and other support members. The Agreement also required the Company to compensate BetterSea for out-of-pocket expenses incurred for work related to the Company.

•	For sales activities, BetterSea would receive a 5% sales commission for purchase orders, contracts, governments grants, or sales agreements received by the Company as a result of BetterSea’s efforts. For such sales activities, BetterSea could collect the greater of the 5% commission or the amount of related hourly billings (but not both).

•	The agreement entitled either party to terminate the agreement at any time after February 28, 2018, with or without cause. If a party terminates the Agreement, the Agreement provides that the Company remains obligated to pay fees for services rendered or commission earned and charges for all expenses accrued on its behalf through the date of termination.

The Company is aware that there is a draft of another consulting agreement with BetterSea that by its terms may not permit the Company to terminate that agreement at this time. However, to the knowledge of the Board, based upon inquiry of the Company’s chief executive officer, this second agreement with BetterSea was not executed by the Company and the circumstances regarding the preparation of this second agreement is unknown.

The Board concluded that it was in the best interest of the Company to end the Agreement with BetterSea because the Agreement violates the Exchange Act of 1934 and because the sole member of the BetterSea LLC, Zvi Kurtzman, has, among other things, attempted to cause damage to the Company’s relationships with its business partners and Mr. Kurtzman has attempted to exert control over the Company despite an SEC order that bars Mr. Kurtzman from serving as an officer or director of the Company. The Company has replaced BetterSea with a qualified engineering staff so that the Company can continue to service the needs of its customers and business partners.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement entered into on August 24, 2017 between Aura Systems Inc. and BetterSea LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2018	By:	/s/ Gary Wells
Gary Wells
Chairman of the Board

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